EXHIBIT 99


[AZTAR LOGO]

                                                       CONTACT: Joe Cole
                                                            602/381-4111


FOR IMMEDIATE RELEASE


               AZTAR REPORTS SECOND-QUARTER 1996 EARNINGS


      PHOENIX, Arizona -- July 11, 1996 -- Aztar Corporation (NYSE:AZR) today reported increased revenues and operating income for the second quarter compared with the second quarter of 1995, and breakeven net results, compared with net income of $525,000, or one cent per share, fully diluted, in the year-earlier quarter.
      Revenues for the second quarter, ended June 27, 1996, were $189.5 million, up $44.1 million, or 30 percent, from $145.4 million in the 1995 quarter. Operating income was $15.4 million, an increase of $1.6 million or 12 percent, compared with $13.8 million in the 1995 second quarter. Revenues increased largely as the result of operations at the company's riverboat casino in Evansville, Indiana, which opened in December 1995. Operating income reflects a $641,000 pretax charge for disposal of assets related to construction of new facilities.
      Results in the quarter were significantly impeded by disruption to operations at the company's Atlantic City property due to construction of a 604-room hotel tower and extensive improvements to the casino, as well as by increased costs associated with the marketing and opening of the new facilities. The substantially upgraded and expanded Atlantic City property held its grand opening on the Fourth of July weekend, marked with the unveiling of a new name, "Tropicana Casino and Resort."
      Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.
                                  # # #








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
                         Aztar Corporation and Subsidiaries
                  Consolidated Statements of Operations (unaudited)
                For the periods ended June 27, 1996 and June 29, 1995
                -----------------------------------------------------
                        (in thousands, except per share data)

                                        Second Quarter          Six Months
                                     -------------------   --------------------
                                       1996       1995       1996        1995
                                    ---------  ---------  ---------   ---------

Revenues
  Casino                             $158,530    $118,935   $308,830   $230,847
  Rooms                                12,008      10,448     23,133     20,149
  Food and beverage                    13,908      11,980     27,540     23,107
  Other                                 5,047       4,027     10,196      6,855
                                     --------    --------   --------   --------
                                      189,493     145,390    369,699    280,958
Costs and expenses
  Casino                               77,244      55,606    150,240    110,320
  Rooms                                 6,887       6,405     13,315     12,188
  Food and beverage                    13,061      11,068     25,794     21,453
  Other                                 4,622       2,397      9,298      4,204
  Marketing                            23,096      14,018     42,819     24,944
  General and administrative           17,409      13,288     34,615     24,264
  Utilities                             3,524       3,032      6,563      5,967
  Repairs and maintenance               5,776       5,041     11,492      9,960
  Provision for doubtful accounts         743         886      2,114      1,681
  Property taxes and insurance          5,915       4,798     11,440      9,515
  Rent                                  3,449       2,843      6,719      5,639
  Depreciation and amortization        12,303       9,630     24,213     18,682
  Preopening costs                         76       2,586         76      2,586
                                     --------    --------   --------   --------
                                      174,105     131,598    338,698    251,403
                                     --------    --------   --------   --------
Operating income                       15,388      13,792     31,001     29,555

  Interest income                         628         889      1,217      1,717
  Interest expense                    (14,603)    (12,735)   (28,245)   (24,954)
                                     --------    --------   --------   --------

Income before other items and
  income taxes                          1,413       1,946      3,973      6,318

  Equity in unconsolidated
    partnership's loss                 (1,214)     (1,323)    (2,403)    (2,649)
                                     --------    --------   --------   --------
Income before income taxes                199         623      1,570      3,669

  Income taxes                           (159)        (98)      (761)    (1,184)
                                     --------    --------   --------   --------
Net income                           $     40    $    525   $    809   $  2,485
                                     ========    ========   ========   ========



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
                         Aztar Corporation and Subsidiaries
            Consolidated Statements of Operations (unaudited) (continued)
                For the periods ended June 27, 1996 and June 29, 1995
                -----------------------------------------------------
                        (in thousands, except per share data)

                                        Second Quarter          Six Months
                                     -------------------   --------------------
                                       1996       1995        1996       1995
                                    ---------  ---------   ---------   --------
Net income per common and
  common equivalent share            $     --    $    .01   $    .01   $    .06

Net income per common share
  assuming full dilution             $     --    $    .01   $    .01   $    .05

Weighted average common shares
  applicable to:
  Net income per common and
    common equivalent share            39,694      39,119     39,464     38,852
  Net income per common share
    assuming full dilution             40,684      40,145     40,644     39,997


































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